EXHIBIT 99.1

FOR IMMEDIATE RELEASE
The Jones Group Inc.

Investor Contact:
John T. McClain, Chief Financial Officer
The Jones Group
(212) 703-9189

Media Contacts:
Joele Frank and Sharon Stern
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

THE JONES GROUP INC. ANNOUNCES STRATEGIC PLAN TO IMPROVE PROFITABILITY

REPORTS PRELIMINARY 2013 FIRST QUARTER RESULTS AND UPDATED 2013 GUIDANCE

NEW YORK - April 24, 2013 - The Jones Group Inc. ("Jones Group," the "Company") (NYSE: JNY) today announced a series of actions designed to improve profitability. The Jones Group is committed to improving its direct-to-consumer business, achieving operational excellence and enhancing profitability through strong cost discipline and careful inventory planning. Accordingly, the Company's plan will reset its domestic retail business through the reduction of approximately 170 underperforming stores and will streamline certain wholesale divisions and the supply chain.

Wesley R. Card, The Jones Group Chief Executive Officer, commented: "We are focused on significantly improving margins in both the retail and wholesale channels and delivering outstanding products. In early 2013, we marketed a refocused sportswear product offering for fall 2013, which we believe will resonate with our core Jones New York customers. Given the impact it will have on our associates, our decision to streamline operations was difficult. However, we believe these actions will position the C ompany for maximum operating leverage and improved profitability as our businesses recover and grow."

"We remain focused on our mission to create the leading global fashion company defined by premier brands and driven by exceptional talent, and have achieved success in diversifying our portfolio from a category, geographic and distribution perspective," Card continued.

Actions to improve profitability include:

  Closing approximately 170 underperforming domestic retail stores by mid-2014. This plan is already underway and includes the 50 store closings announced in the fourth quarter of 2012. Upon completion, The Jones Group expects to operate a smaller and more productive chain of domestic stores, with outlet stores comprising a significantly higher percentage of the overall retail portfolio.
  Continuing critical assessment of individual store profitability on an ongoing basis, including consideration of converting certain stores to brands that offer the greatest opportunity for revenue growth and profitability.
  Optimizing the wholesale channel, with a focus on sportswear, through a more streamlined structure to support a brand-focused organization, including the consolidation of certain production, design and selling divisions, and consolidation of distribution and supply chain facilities.
  Reducing domestic retail staff by approximately 18% and corporate, support and supply chain staff by approximately 2%, for a total headcount reduction of approximately 8% upon completion. Retail staff reductions and termination notifications began this month and will continue through the first half of 2014.

These actions are expected to generate approximately $40 million in annualized pre-tax savings and reduction of operating losses by mid-2014, with the benefit to fiscal 2013 expected to total approximately $11 million. Savings will be generated through the reduction of the Company's workforce and other selling, general and administrative expenses to reflect the Company's smaller domestic retail footprint and more streamlined operations.

The Company expects to incur costs of approximately $40 million to $60 million over the next 15 months to achieve the plan. The costs to be incurred relate primarily to severance, store closures and non-cash asset write-downs (approximately $6 million).

Preliminary First Quarter Results

The Company today also announced that it expects to report 2013 first quarter adjusted earnings per share ("EPS") of approximately $0.15, compared with 2012 first quarter adjusted EPS of $0.31. Included in the results will be charges totaling approximately $0.05 per share related to changes in foreign currency exchange, primarily pertaining to the British pound. The adjusted results exclude charges related to impairments of assets, the impact of severance and other costs related to restructuring activities, certain acquisition-related costs and other costs not considered relevant for period-over-period comparisons (see reconciliation of adjusted earnings in the accompanying schedule). As reported under generally accepted accounting principles ("GAAP"), the Company expects to report 2013 first quarter EPS of approximately $0.01, compared with a 2012 first quarter loss per share of $(0.01).

The Company expects to report 2013 first quarter adjusted and GAAP revenues of approximately $1 billion, compared with 2012 first quarter adjusted and GAAP revenues of $936 million.

Card commented: "First quarter revenues were in line with our expectations, with the exception of our sportswear business and retail channel, which remained challenged and highly promotional. This resulted in a higher than anticipated level of markdowns during the quarter for our wholesale customers, and deeper promotions required in our own retail doors. Additionally, the unusually cold weather in the first quarter had an impact on sales of seasonal products. As a result, we expect gross margins for the first quarter of 2013 to be approximately 90 basis points below our estimates. We also anticipate continued margin pressure in sportswear in the second quarter, as we clear the spring merchandise in anticipation of the new fall product. We anticipate we will achieve improved performance in fall 2013 with our new and refocused sportswear product offerings."

Second Quarter and Full Year 2013 Guidance

Inclusive of the strategic actions to improve profitability, the Company estimates that 2013 second quarter and full year adjusted and GAAP revenues will be in the ranges of $820 to $850 million and $3.80 to $3.95 billion and gross margin will be in the ranges of 35.2% to 36.0% and 35.9% to 36.1%. Selling, general and administrative expenses are estimated to be in the ranges of $290 to $305 million and $1.20 to $1.25 billion, on an adjusted basis, while in the ranges of $300 to $315 million and $1.23 to $1.28 billion, on a GAAP basis.

First Quarter 2013 Earnings and Conference Call on Wednesday, May 1

The Company noted that these 2013 first quarter results are preliminary and therefore subject to the Company's completion of its customary quarterly closing and review procedures. The Company will provide an update on these matters when it announces final 2013 first quarter results as scheduled, on Wednesday, May 1, 2013. A conference call with management will be held on May 1, 2013 at 8:30 am Eastern Time, which is accessible by dialing 412-858-4600 or through a web cast at www.jonesgroupinc.com (under Investor Relations/Conference Schedule). The call will be recorded and made available through May 9, 2013 and may be accessed by dialing 877-344-7529 (International 412-317-0088). Enter account number 10026948. A slide presentation will accompany the prepared remarks and will be posted with the webcast on the Company's website.

Presentation of Information in the Press Release

Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of the GAAP measures presented to the comparable non-GAAP information appears in the financial tables section of this press release.

About The Jones Group Inc.

The Jones Group Inc. (www.jonesgroupinc.com) is a leading global designer, marketer and wholesaler of over 35 brands with product expertise in apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent. The Company also markets directly to consumers through branded specialty retail and outlet stores, through concessions at upscale department stores and through its e-commerce sites.

The Company's internationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Kurt Geiger, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, Brian Atwood (L), Boutique 9, Easy Spirit, Carvela, Gloria Vanderbilt, l.e.i., Bandolino, Enzo Angiolini, Nine & Co., GLO, Joan & David, Miss KG, Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Grane, Erika, Napier, Jessica Simpson (L), Givenchy (L), Judith Jack, Albert Nipon, Pappagallo and Rafe (L).

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national, regional and international economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence;
  the tightening of the credit markets and the Company's ability to obtain capital on satisfactory terms;
  given the uncertain economic environment, the possible unwillingness of committed lenders to meet their obligations to lend to borrowers, in general;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  the Company's ability to identify acquisition candidates and, in a competitive environment for such acquisitions, acquire such businesses on reasonable financial and other terms;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  consolidation of the Company's retail customers;
  financial difficulties encountered by the Company's customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to attract and retain qualified executives and other key personnel;
  the Company's reliance on independent foreign manufacturers, including political instability in countries where contractors and suppliers are located;
  changes in the costs of raw materials, labor, advertising and transportation, including the impact such changes may have on the pricing of the Company's products and the resulting impact on consumer acceptance of the Company's products at higher price points;
  the Company's ability to successfully implement new operational and financial information systems;
  the Company's ability to secure and protect trademarks and other intellectual property rights;
  the effects of extreme or unseasonable weather conditions; and
  the Company's ability to implement its strategic initiatives to enhance profitability.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and Item 1A-Risk Factors therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Exhibit 99.1

THE JONES GROUP INC.
Reconciliation of Non-GAAP Measures to GAAP
for the quarters ended April 6, 2013 and March 31, 2012
(UNAUDITED)

All amounts in millions, except per share data

	FIRST QUARTER
	2013	2012
Operating income	$17.0	$40.2
Adjustments:
Items affecting segment income:
Expenses related to retail store closure plan (a)	8.5	0.5
Charges related to acquired businesses (b)	1.8	(0.9)
Other business development costs (c)	-	0.2
Present value adjustments to lease liabilities for properties not in use (d)	0.2	-
Severance and other charges related to executive management changes (e)	-	3.7
Other restructuring expenses and certain other charges (f)	6.9	8.9
Total adjustments to operating income	17.4	12.4
Adjusted operating income	$34.4	$52.6

Income (loss) attributable to Jones	$0.6	$(1.2)
Provision (benefit) for income taxes	0.5	(0.6)
Adjustments to operating income, from above	17.4	12.4
Adjustment of remaining consideration payable related to acquisition of Stuart Weitzman (g)	(0.4)	27.7
Adjusted income before provision for income taxes	18.1	38.3
Adjusted provision for income taxes	6.8	14.3
Adjusted income attributable to Jones	11.3	24.0
Less: adjusted income allocated to participating securities	(0.4)	(0.4)
Adjusted income available to common stockholders of Jones	$10.9	$23.6

Earnings (loss) per share - diluted (as reported)	$0.01	$(0.01)
Provision (benefit) for income taxes	0.01	(0.01)
Items affecting segment income:
Expenses related to retail store closure plan (a)	0.11	0.01
Charges related to acquired businesses (b)	0.03	(0.01)
Other business development costs (c)	-	-
Present value adjustments to lease liabilities for properties not in use	-	-
Severance and other charges related to executive management changes (e)	-	0.05
Other restructuring expenses and certain other charges (f)	0.09	0.11
Adjustment of remaining consideration payable related to acquisition of Stuart Weitzman (g)	(0.01)	0.35
Adjusted income before provision for income taxes	0.24	0.49
Adjusted provision for income taxes	0.09	0.18
Adjusted earnings per share - diluted	$0.15	$0.31
(a)	2013 and 2012 include severance, fixed asset impairment and other charges and credits related to the closure of underperforming retail locations.
(b)	2013 and 2012 include the adjustments of the contingent consideration payable for the Robert Rodriguez acquisition and the amortization of certain acquired intangible assets related to the acquisition of Kurt Geiger.
(c)	2013 and 2012 include investment consulting fees, legal fees, accounting fees and other items related to acquisitions and other business development activities.
(d)	2013 includes present value accruals and adjustments for liabilities related to leases on properties currently not in use.
(e)	2012 includes severance and restricted stock charges related to executive management changes.
(f)	2013 and 2012 include severance, occupancy, and other costs related to the exit from certain product lines or restructuring of corporate and business support functions and other charges not considered by management to be part of ongoing operations.
(g)	2013 and 2012 represent the fair value adjustments in accordance with GAAP of the remaining consideration payable related to the acquisition of Stuart Weitzman.

Amounts in billions

	Estimated 2013
	Q2 Low Range	Q2 High Range	Full Year Low Range	Full Year High Range

GAAP Selling, General and Administrative Expenses	$0.30	$0.32	$1.23	$1.28
First quarter 2013 adjusted amounts from above	-	-	0.02	0.02
Estimated adjusted amounts for the remainder of 2013 (h)	0.01	0.01	0.01	0.01
Adjusted Selling, General and Administrative Expenses	$0.29	$0.31	$1.20	$1.25

(h)	Additional costs are expected for severance, asset impairments, costs to consolidate facilities and other expenses.